Exhibit 99.1

Hello, and welcome to our first quarter fiscal year 2012 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Chief Financial Officer and Treasurer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, February 1, 2012, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent annual report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes Gross Merchandise Volume and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Thanks Julie. Good morning and welcome to our Q1 earnings call.

I’ll begin this session by reviewing our Q1 financial performance and then provide context on where we stand in our company’s overall development. Finally, I will turn it over to Jim for more details on the quarter and on our outlook for FY12.

During Q1 Liquidity Services reported strong financial results as we expanded our leadership position in the Reverse Supply Chain market by delivering significant value to our clients and buying customers. We exceeded our guidance range for GMV, adjusted EBITDA and adjusted EPS while continuing to make important investments for the future. Q1 GMV was up 41% YOY to $179.2 million driven by growth in the volume of high value assets sales across our commercial and government clients and improved merchandising on our platform. Adjusted EBITDA of $22.7 million was up 105% YOY and adjusted EPS during Q1 was $0.37 up 118% YOY driven by improved operating leverage on higher volume.

As we reflect on our strong Q1 results, let me make a few observations on where we stand in our company’s development.

First, we address the fragmented $50 billion plus Reverse Supply Chain market which is still in the early stages of adopting professional, transparent solutions. This nascent market requires a leader to provide the expertise, marketplace platform and business rules to ensure the reliable execution, compliance and network effects in the purchase and sale of surplus goods. We are uniquely filling this market need and leading the way in our industry. Our consistent execution has enabled Liquidity Services to become the trusted provider of choice in the Reverse Supply Chain market with over 50 Fortune 500 corporations, over 4,000 federal, state and local government agencies and over 1.6 million registered buyers utilizing our marketplace. Quite frankly, in our beginning, it was a formidable challenge to persuade large organizations to change their way of thinking about the Reverse Supply Chain. Today, large organizations are proactively seeking our advice on how to improve and transform their surplus asset management activities, which is very humbling and gratifying for our entire team. Our progress has generated strong financial results for our shareholders, exemplified by our adjusted EBITDA of $64.3 million and operating cash flow of $44.0 million over the last 12 months.

Second, we have a talented organization and our team is engaged in a continuous improvement process that adds both organic and inorganic growth to our business. Our organic growth comes principally from using data and expertise to enhance the value of the assets we sell, penetrating existing client relationships and adding new sellers to our platform. Our business has strong momentum in all three of these organic growth areas. We are increasing the demand side of our marketplace to drive higher returns on the assets we sell. We are expanding our existing relationships by improving our client’s management of surplus assets, including the full range of returned, seasonal and overstock consumer goods and high value capital equipment for the world’s leading corporations. In turn, we are increasingly becoming a critical tool to enable our client’s to reduce waste and improve organizational compliance with sustainability goals. Our success has not gone unnoticed and we continue to add new Fortune 500 clients, including retailers, manufacturers and industrial corporations who desire to leverage our growing platform to stay competitive and reduce their total supply chain costs.

We also continue to grow our business inorganically through acquisitions and partnerships.

For example, our recent acquisition of Jacobs Trading, has further enhanced our position as the leading reverse supply chain solution for large retailers and their suppliers. We are pleased to report that our integration of Jacobs Trading is proceeding as planned, with our teams working well together to maintain the highest service levels while identifying  numerous exciting opportunities to create value for our buyers and clients. The markets we serve are still very fragmented and we continue to seek and evaluate strategic acquisitions which would enhance our seller and buyer base, product domain expertise and level of value added services provided to our clients.

In addition, we leverage partnerships to increase our share of the Reverse Supply Chain market. For example, we have expanded our working relationship with eBay to jointly provide large retailers and OEMs a turn-key solution to manage the storage, fulfillment and sale of returned and overstock goods through both our B2B channels and eBay’s large consumer marketplace. This joint offering simplifies and improves the liquidation process for large brands and leverages the strengths of each organization. We have also partnered with depot repair firms, warranty providers and logistics firms who leverage our marketplace to recover more value for surplus and salvage goods. During the past quarter we successfully launched multiple new clients through these relationships and expect these initiatives to continue to attract clients going forward.

Finally, we are committed to investing in innovation to deliver the marketplace and unique breath of services that large enterprises require to manage their Reverse Supply Chain activities. We will make continued investments in our marketplace platform, merchandising tools and operational infrastructure to increase client net recovery and expand the volume of supply and demand on our platform. And we will leverage our data, knowledge and expertise in complementary product verticals to drive market share expansion and reinforce our leadership position as the trusted provider of choice in the Reverse Supply Chain market.

After more than a decade of growth and success, we continue to foster an entrepreneurial spirit at Liquidity Services. Our team has a passion to improve our business every day and deliver innovative solutions that transform the global Reverse Supply Chain. Our entire team looks forward to working together this year to significantly grow our business while maintaining the highest standards of integrity, service and quality to our clients and buying customers. Now let me turn it over to Jim for a more detailed review of our financial results and outlook for FY12.

Thanks Bill

Our record first quarter results reflect market share gains and enhanced service levels and operating efficiencies across our entire business, as a result of investments we have made to support our growth over the last several years.  Our strategy of bringing innovative technology to the reverse supply chain market and our efficient business model has translated into strong results for stockholders.  For calendar year 2011 adjusted earnings before interest taxes depreciation and amortization, or EBITDA has improved 60.3% to $64.3 million.

Our strong results for the quarter were driven by record volumes in both our commercial capital assets and retail supply chain verticals.  We historically have had a slowdown in the month of December in these verticals, and this quarter had an acceleration before the end of the year, driven by early returns to retailers and the need to sell assets before calendar year end for many of our commercial capital assets clients.

In addition to strong core business operating results for the quarter, we closed the Jacobs Trading acquisition on October 1st and have commenced the integration of this business.  Although, we had a lot of work to complete the near term integration tasks of our largest acquisition to date, we are pleased to report that we are on plan, while delivering better than expected growth.

Next I will comment on our first quarter financial results, which came in above our guidance ranges.

Total GMV increased to $179.2 million up 41.4% year over year.

GMV in our US commercial marketplaces increased to $103.7 million up 71.8% year over year as a result of the strong performance already discussed, the Jacobs Acquisition on October 1, 2011 and the TruckCenter.com acquisition on June 1, 2011.

GMV in our GovDeals, or state and local government, marketplace increased to $24.9 million up 16.4% year over year as we continue to add new clients thus further penetrating the $2.0 billion state and local government market.

GMV in our DoD surplus marketplace increased to $29.4 million up 22.0% year over year as a result of increasing property flow from the DoD and a higher mix of high value capital assets such as rolling stock.

GMV in our DoD scrap marketplace increased to $21.2 million up 18.9% year over year as a result of increasing commodity prices and a mix shift to higher value metals.

Total revenue increased to $106.0 million up 35.1% year over year, primarily due to the GMV growth discussed.

Technology and operations expenses increased 26.4%, to $15.8 million, year over year, primarily due to (1) expenses of $0.9 million in staff and temporary wages, including stock based compensation, and consultant fees associated with technology infrastructure projects; and (2) expenses of $2.4 million from the acquisitions of Jacobs Trading and TruckCenter.com.  As a percentage of revenue, these expenses decreased to 14.9% from 16.6%.

Sales and marketing expenses increased 13.3%, to $6.5 million, year over year, primarily due to (1) expenses of $0.3 million in staff wages, including stock based compensation; and (2) expenses of $0.4 million for the acquisitions of Jacobs Trading and TruckCenter.com. As a percentage of revenue, these expenses decreased to 6.2% from 7.6%.

General and administrative expenses increased 24.2%, to $7.8 million, year over year, primarily due to (1) expenses of $0.5 million in staff wages, including stock based compensation; and (2) expenses of $1.0 million for the acquisitions of Jacobs Trading and TruckCenter.com.  As a percentage of revenue, general and administrative expenses decreased to 7.4% from 8.3%.

The year over year comparisons of adjusted EBITDA, adjusted net income and adjusted diluted earnings per share include the losses from our U.K. operations in the prior year.  We closed our U.K. operations effective September 30, 2011.

Adjusted EBITDA grew 105.1%, year over year, to $22.7 million.  Adjusted EBITDA margin as a percentage of GMV increased to 12.7% from 8.8%, driven by operating efficiencies in our retail commercial marketplace.  We expect Adjusted EBITDA margins to be around 12.0% for the remaining three quarters of fiscal year 2012.

Adjusted net income was $11.9 million for the quarter, up 145.6% year over year.  Adjusted diluted earnings per share was $0.37, for the quarter, up 117.6% year over year, based on approximately 32.4 million diluted weighted average shares outstanding.

The Company continues to demonstrate strong cash flow generation and growth as our overall working capital continues to be a source of cash. During the first quarter, LSI generated $12.2 million of operating cash flow an increase of 79.8% year over year.

We continue to have a strong balance sheet.  At December 31, 2011, we had a cash balance of $69.0 million, current assets of $121.8 million and total assets of $322.8 million, with $51.0 million in working capital.  We have debt of $40.0 million, in the form of a subordinated note.

Capital expenditures during the quarter were $1.2 million.  We expect capital expenditures to be $5.0 to $6.0 million for fiscal year 2012.

Management is providing the following guidance for the next quarter and fiscal year 2012.  We have assumed that we will once again receive the annual incentive payment under the DoD Scrap Contract in the third quarter of fiscal year 2012.

We expect GMV for fiscal year 2012 to range from $700 million to $740 million, which is an increase from our prior guidance range of $690 million to $730 million.  We expect GMV for the fiscal second quarter of 2012 to range from $165 million to $175 million.

We expect adjusted EBITDA for fiscal year 2012 to range from $83 million to $87 million, which is an increase from our prior guidance range of $78 million to $82 million.  We expect adjusted EBITDA for the fiscal second quarter of 2012 to range from $18.5 million to $20.5 million.

We estimate adjusted earnings per diluted share for fiscal year 2012 to range from $1.32 to $1.38, which is an increase from our previous guidance range of $1.26 to $1.32.  For the fiscal second quarter of 2012, we estimate adjusted earnings per diluted share to range from $0.28 to $0.32.  This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 33.4 million, and that we will not repurchase shares with the approximately $18.1 million yet to be expended under the share repurchase program.

Our guidance adjusts EBITDA and Diluted EPS for acquisition costs including transaction costs and amortization of contract intangible assets of $33.3 million from our acquisition of Jacobs Trading, and for the effects of FAS 123(R), which we estimate to be approximately $2.3 million to $2.5 million per quarter for the remaining three quarters of fiscal year 2012.  These stock based compensation costs are consistent with fiscal year 2011.

Bill and I will now answer any questions.